Exhibit 99.1
Repros Therapeutics Inc. Files Shelf Registration
THE WOODLANDS, Texas — November 10, 2008 — Repros Therapeutics Inc. (NasdaqGM: RPRX) announced today that it has filed a Form S-3 shelf registration statement with the Securities and Exchange Commission for up to 6,282,052 shares of common stock. The Company has filed this shelf registration statement for two reasons.
First, the Company is required to register the resale of the shares issuable upon exercise of option rights granted to certain investors in its recently completed direct registered offering of 2.4 million shares of common stock. Certain of the purchasers in this offering were granted an option to purchase an aggregate of up to $10 million of additional shares of the Company’s common stock at the greater of the fair market value, defined as the average of the closing prices for the 30 trading days immediately prior to the date of exercise, or $7.80 per share. Such option becomes exercisable at such time as the Company has less than $10 million in cash and cash equivalents and expires on September 29, 2009. The maximum aggregate number of shares issuable pursuant to this option is 1,282,052.
Second, the Company is seeking to register an additional 5 million shares for future funding requirements which could include the future sale of equity securities either through an equity offering or a strategic corporate transaction. We have no present intention of utilizing the shelf registration statement for this purpose.
This shelf registration statement is not yet effective, but if it is declared effective it will remain so for three years. The shares of common stock under this registration statement may not be sold nor may offers to buy be accepted prior to the time that the registration statement becomes effective.
This news release does not constitute an offer to sell or the solicitation of an offer to buy the shares, nor shall there be any sale of the shares in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification of the shares under the securities laws of that state.
About Repros Therapeutics Inc.
Repros Therapeutics focuses on the development of oral small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.
Our lead drug, Proellex®, is a selective blocker of the progesterone receptor and is being developed for the treatment of symptoms associated with uterine fibroids and endometriosis. We are also developing Proellex as a short course pre-surgical treatment for anemia associated with excessive menstrual bleeding related to uterine fibroids. There is no currently-approved effective long-term orally administered drug treatment for uterine fibroids or endometriosis. In the United States alone, 300,000 women per year undergo a hysterectomy as a result of severe uterine fibroids.

Our second product candidate, Androxal®, is a single isomer of clomiphene citrate and is an orally active proprietary small molecule compound. We are developing Androxal for men of reproductive age with low testosterone levels who want to improve or maintain their fertility and/or sperm function while being treated for low testosterone. In November 2008, we received guidance from the FDA suggesting submission of a new IND to the Division of Metabolic and Endocrine Products, or DMEP, for the investigation of Androxal for an additional potential indication as a treatment for type 2 diabetes. We plan to submit a new IND for this indication to the DMEP as soon as practicable.
For more information, please visit the Company’s website at http://www.reprosrx.com.
Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Repros’ ability to raise additional capital in a timely manner and on acceptable terms or at all, Repros’ ability to have success in the clinical development of its technologies, the timing of enrollment and release of data in such clinical studies and the accuracy of such studies, limited patient populations of clinical studies to date and the possibility that final data may not be consistent with interim data and such other risks which are identified in the Company’s most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	Repros Therapeutics Inc., The Woodlands Joseph S. Podolski, 281-719-3447